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                                                                  EXHIBIT 99.1

NEXTPATH'S LASERWIRELESS TO START TAKING ORDERS,
PRODUCTION OF ITS NEW LASER COMMUNICATIONS SYSTEM TO BEGIN

Lancaster, PA--February 1, 2001--LaserWireless, Inc., a wholly owned subsidiary of NextPath Technologies, Inc. (OTCBB: NPTK), announced today that it will begin taking orders for its LaserBridge(TM) 155 electro-optic communications system. The system transmits video, voice and data (up to 155 million bits per second) through the atmosphere using a beam of light, without the need for a communications license.

Richard K. Walter, President of LaserWireless, said, "we believe the LaserBridge(TM) 155 will offer more customer benefits, at a lower price, than any other system on the market today."

Two of the most significant benefits of the LaserBridge(TM) 155 are its built-in, full-time electronic tracking system to maintain alignment and a remote diagnostics system that will allow LaserWireless to access installed systems directly using standard telephone lines. LaserWireless plans to feature the LaserBridge(TM) 155 in a number of trade shows in both the domestic and international markets during 2001.

"A typical application of the LaserBridge(TM) 155 system is in the last mile fiber optic extension, which enables carriers such as Incumbent Local Exchange Carriers (ILEC) and Competitive Local Exchange Carriers (CLEC) to connect the high bandwidth capability of their fiber optic networks to their customers' locations. The LaserBridge(TM) 155 will also enable corporations and other institutions to connect their own local area networks (LAN) between multiple buildings," added Walter.

Ken Uptain, Chairman, President and CEO of NextPath, stated, "We believe the LaserBridge(TM) 155 will have strategic value to major telecommunications companies and, therefore, we are optimistic about its market potential. We are very excited that LaserWireless is moving out of its development stage and into its production stage. We expect LaserWireless to begin contributing revenues to the NextPath group in 2001."

The LaserBridge(TM) 155 complies with FCC and CICER regulations for interference limitations and United States (UL 1950) Canadian (CSA C22.2 No. 950) and European (EN60950, EN55024 and EN55022) directives.

Certain statements in this news release may constitute forward-looking statements. Such forward looking statements involve risks, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ. These factors include, among others, higher than expected costs of manufacturing, our need to obtain additional capital resources to fund internal or outsourced manufacturing operations, unexpected manufacturing startup delays and the level of customer acceptance of the LaserBridge(TM) 155.

Additional company information is available at: www.nextpathonline.com.

CONTACT: NextPath Investor Relations (602) 224-0685, Ext. 24 (please note this is a new phone number for Investor Relations) or e-mail:
investorrelations@nextpathonline.com